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As filed with the Securities and Exchange Commission on February 19, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2002

PriceSmart, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22793 (Commission File Number)	33-0628530 (I.R.S. Employer Identification No.)

4649 Morena Boulevard, San Diego CA 92117
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (858) 581-4530

        This Current Report on Form 8-K is filed by PriceSmart, Inc., a Delaware corporation ("PriceSmart"), in connection with the matters described herein.

Item 5. Other Events.

        On February 15, 2002, PriceSmart announced that it had entered into a comprehensive settlement agreement resolving all aspects of a dispute between PriceSmart and its former licensee in the Philippines.

        As previously reported, a former PriceSmart licensee claimed to have the exclusive right for twenty years to own and operate warehouses licensed by PriceSmart in the Philippines, based upon a license agreement it had entered into with a predecessor of PriceSmart in 1997. In 2001, this former licensee filed lawsuits in both the Philippines and the United States, claiming that its license agreement had been terminated by PriceSmart in 1998 without justification. In both lawsuits PriceSmart, while disputing the validity of the claim, argued that under the license agreement arbitration in Australia was the exclusive forum for litigating any such dispute. The former licensee vigorously opposed submission of the matter to arbitration. Decisions in favor of PriceSmart on this issue were rendered by the Philippine Court of Appeals in late December 2001 and by the United States District Court for the Southern District of California on February 12, 2002.

        On February 15, 2002, the parties entered into a settlement agreement, resolving all claims and terminating all litigation. Pursuant to the settlement agreement, (i) PriceSmart will pay to the former licensee $1,000,000 on February 20, 2002 and $500,000 on September 1, 2002; (ii) PriceSmart will buy certain equipment which had been used in the formerly licensed business that is in good operating and useable condition, as determined by PriceSmart, at 70% of its original purchase price (the maximum payment by PriceSmart for this equipment to be approximately $1,000,000); (iii) the former licensee will relinquish all claims to the "PriceSmart" name and will neither compete with nor impede PriceSmart's operations; and (iv) all litigation is terminated and all claims of the former licensee against PriceSmart will be fully released.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2002	PRICESMART, INC.
	By:	/s/ ALLAN C. YOUNGBERG Allan C. Youngberg Executive Vice President and Chief Financial Officer

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SIGNATURES